Exhibit 99.1

uDate.com Announces Monthly Revenues Of $2.224M With Earnings Before Interest Tax Depreciation And Amortization (EBITDA) Of $0.621M For August 2001

NEW YORK, NY—(INTERNET WIRE)—Sep 05, 2001— uDate.com (OTC Bulletin Board: UDAT — news), the global online personals group providing dating and matchmaking services to over 6 million registered members through two leading brands www.udate.com and www.kiss.com, today announced preliminary results for the month of August 2001.

FINANCIAL HIGHLIGHTS

In the month of August 2001 the Company achieved earnings before interest tax depreciation and amortization (EBITDA) of $0.621M, up 28% on the month of July 2001. Total revenues for the month of August 2001 were $2.224M, up $0.187M or 9.2%, on July 2001. This takes the Company to a cumulative EBITDA for the current quarter-to-date of $1.106M, and $1.078M for the fiscal year-to-date. July and August’s combined EBITDA achievements represent 72% of the Quarter 3 EBITDA guidance of $1.5M provided on August 1st, 2001.

The Company reports a first time net profit in the month of August 2001, of $91,200.

Cash and cash equivalents at the end of August 2001 increased by 31% or $0.38M compared to the position at July 31, 2001. The Company ended the month with cash and cash equivalents of $1.6M, the highest balance since Quarter 4 2000. This figure is stated after meeting payments due in the month in respect of the loan note associated with the Kiss.com acquisition.

“We are making superb progress. As I mentioned last month, vacation time makes August a seasonally tough month in our sector. Nevertheless we achieved revenues of $2.224M representing a 9.2% growth over July 2001. Our August 2001 earnings before interest tax depreciation and amortization were $0.621M representing 28% of revenues an increase of 28% over July’s EBITDA of $0.485M.” stated Mel Morris, CEO and Founder.

Consistent Growth In Subscriber Base

Even allowing for the August factor uDate expanded its subscriber base by 13,338 or 9.8% to 149,167. Exceeding expectations, subscription receipts for the month ending August 31st, 2001 grew by 3.8% over the preceding month to $2.4M.

Outlook for September

“I expect September to show moderate growth over August as the vacation factor ebbs away but allowing for a 30 day month. We had allowed for this in our forecasts and I expect to be ahead of our guidance figures for the full quarter.” continued Morris.

About uDate

uDate operates high-quality web sites that serve the online singles community. The Company stresses service, efficiency and personal security through its two leading brands uDate.com (www.udate.com) and Kiss.com (www.kiss.com).

uDate.com was launched commercially in February 1999 to provide a comprehensive Internet dating service featuring extensive customer profiles, sophisticated matchmaking technology and fully integrated instant messaging capabilities. uDate operates at the top end of its market sector with more than 2.5 million registered members and provides features that surpass the most professional off-line dating services.

Kiss.com was launched in 1995 and is a market leader in the provision of online picture personals. Kiss’ product offering provides its more than 3.5 million registered members with opportunities for dating and romance, as well as off-line events.

Both uDate.com and Kiss.com web sites offer free registered membership. A registered member of either web site may post their profile and photographs and utilize the search or matchmaking features offered by the site at any time. To enable communication with other members however, registered members must purchase a subscription. Subscription plans are available allowing communication for periods of five days to 24 months.

Forward-Looking Statements

Certain statements in this press release that do not contain historical facts or information are ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those (a) that contain the words ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ ‘‘continue,’’ ‘‘strategy,’’ ‘‘believes,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘expects,’’ ‘‘intends,’’ and similar expressions, (b) that describe any of the Company’s or management’s plans, objectives or goals for future operations and products, or (c) that concern the characteristics and growth of the Company’s markets or customers or products or the expected liquidity and capital resources of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from any future levels of results, activity, performance or achievements expressed or implied by such forward-looking statements. Such risks include, among others, those set forth in the Company’s Annual Report on Form 10-KSB under the heading, ‘‘Risk Factors’’ contained within Item 6. Management’s Discussion and Analysis or Plan of Operations. Such Risk Factors include the following: risks related to the Company’s financial condition and business model, risks related to the Company’s markets and strategy, risks related to the internet and the Company’s technology infrastructure, risks related to government regulation, and risks related to volatility in the price for the Company’s securities and the effect of future sales of the Company’s common stock. For a detailed discussion of these risk factors and other cautionary statements, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the most recently ended year.

Contacts: Public and Investor Relations Stanton Crenshaw Tel: 212-780-1900, ext.506 Sammie Becker Sbecker@stanton-crenshaw.com	uDate.com uDate.com, Inc. Tel: 1-800-506-2307 Investor Relations ir@uDate.com

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